Exhibit 99

           ViroPharma Advances Respiratory Syncytial Virus Product
                     Candidate Into Human Clinical Trials


Exton, PA, October 16, 2000 - ViroPharma Incorporated (Nasdaq: VPHM) today announced its initiation of human clinical trials with a new antiviral compound for the treatment of respiratory syncytial virus (RSV) disease. These initial trails are designed to evaluate the safety and pharmacokinetic profile of the compound in healthy human volunteers.

The compound, designated VP14637, is a member of a novel small molecule series discovered and being developed by ViroPharma as part of its RSV program. This compound has demonstrated an extremely high potency and selectivity in laboratory studies. In these studies, VP14637 has inhibited RSV by affecting functions of the viral F (fusion) protein, a highly conserved RSV protein that is essential for virus reproduction.

"RSV disease is a major illness that affects individuals of all ages. The virus infects healthy cells in the respiratory tract, causing them to fuse together and die. This results in excess mucus production, which in turn causes breathing difficulties," said Jeffrey R. Hincks, ViroPharma's vice president of preclinical development. "The ideal RSV disease drug candidate should be potent and selective for RSV inhibition and be deliverable to the target area of
infection.   VP14637 has exhibited these characteristics in preclinical studies.
We believe that we will be able to efficiently administer VP14637 directly to the primary site of virus infection by using the inhalation drug delivery technology that we have licensed from Battelle Pulmonary Therapeutics."

RSV is a major viral respiratory tract pathogen that often causes pneumonia and bronchiolitis, and infects individuals of all ages. Yearly RSV epidemics in the U.S. typically begin in November and continue through April.

The virus is highly contagious and more than 90% of children throughout the world are infected during the first two years of life. Infants and young children that are premature or have congenital heart disease, bronchopulmonary dysplasia or various congenital or acquired immunodeficiency syndromes are at great risk of serious RSV morbidity and mortality. RSV pneumonia, one of the more severe RSV diseases, afflicts approximately 250,000 infants each year in the U.S., 35% of whom are hospitalized, and up to 5,000 of whom die.

RSV can also cause serious disease in adults and the elderly. Epidemiological data indicate that the impact of RSV in older adults may be similar to that of influenza. Hospitalization costs due to RSV in infants and the elderly are estimated up to $1 billion annually in the U.S.

Other individuals at risk of serious and life-threatening complications arising from RSV infections include bone marrow transplant patients and patients with chronic obstructive pulmonary disease (including bronchitis and emphysema) and asthma. More than 42 million Americans fall into these groups.

Previous RSV infection does not protect against subsequent infection. Consequently, symptomatic RSV re-infections are very frequent events throughout life.

ViroPharma is committed to the commercialization, development and discovery of antiviral pharmaceuticals. The Company is focused on drug development and discovery activities in viral diseases including viral respiratory infection due to picornavirus (VRI), hepatitis C and RSV disease. ViroPharma's most advanced product candidate, pleconaril, is in clinical development for treatment of picornavirus diseases, including late stage clinical trials for VRI.


This press release contains forward-looking statements that involve a number of risks and uncertainties, including those relating to the initiation of human clinical trials with ViroPharma's product candidates for respiratory syncytial virus, the ability to deliver these product candidates to the site of virus infection through certain inhalation drug delivery technologies, the potential clinical benefit of these product candidates and the estimated markets for
respiratory syncytial virus.   There can be no assurance that planned clinical
trials can be initiated on a timely basis, or at all, or that such trials can be successfully concluded. Investigational pharmaceutical products, such as ViroPharma's product candidates for respiratory syncytial virus and inhalation drug delivery technologies, require significant time and effort for research and development, laboratory testing and clinical testing prior to regulatory approval and commercialization. As a result, all of the activities described in this press release are subject to risks and uncertainties. Neither the FDA nor any other regulatory authority has approved any of ViroPharma's product candidates for commercialization. There can be no assurance that FDA or other regulatory authority approval for any product candidate under development by ViroPharma will be granted on a timely basis or at all. Even if approved, there can be no assurance that such drug candidates will achieve market acceptance. These factors, and other factors that could cause future results to differ materially from the expectations expressed in this press release, include, but are not limited to, those described in ViroPharma's most recent Registration Statement on Form S-3 filed with the Securities and Exchange Commission. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.

                                   #   #   #